Exhibit 99.1

RumbleOn, Inc. Closes $10.26 Million Public Offering of its Class B Common Stock and Private Placement of
$8.75 Million Convertible Notes

Dallas, Texas, January 14, 2020 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company”), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced the closing of its previously announced underwritten public offering of 18,000,000 shares of its Class B Common Stock at a price of $0.57 per share. All of the Class B Common Stock was offered by the Company.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD), served as lead book-running manager for the offering. Maxim Group LLC served as co-manager for the offering.

The gross proceeds from the public offering, were $10.26 million, excluding underwriting discounts and commissions and other offering-related expenses. Certain of our officers and directors have participated in the public offering.

RumbleOn also announced the closing of its previously announced private placement of $8.75 million aggregate principal amount of 6.75% convertible senior notes due 2025 (the “Note Offering”) and the exchange of $25 million of the Company’s 6.75% Convertible Senior Notes due 2024 for new 6.75% Convertible Senior Notes due 2025 (the “New Notes”) in a private placement to qualified institutional buyers as defined by Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The gross proceeds from the private placement, was approximately $8.75 million, excluding offering-related expenses.

RumbleOn intends to use the net proceeds from the two offerings for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising, and capital expenditures necessary to further grow the business.

Also, in connection with the closing of the offerings, certain of the Company's investors extended the maturity of currently outstanding promissory notes, and exchanged such notes for new notes (the "New Investor Notes"), including Halcyon Consulting, LLC, an entity affiliated with Kartik Kakarala, a director of the Company, and Denmar Dixon, also a director of the Company. The New Investor Notes, having an aggregate principal amount of $1.5 million, will mature on January 31, 2021, and will be convertible at any time at the Investor's option at a price of $3.00 per share.

A shelf registration statement relating to the shares of Class B Common Stock offered and sold was filed with the U.S. Securities and Exchange Commission (SEC) on Form S-3 (Reg. No. 333-234340) and was declared effective by the SEC on October 31, 2019. The prospectus supplement relating to this offering is dated January 10, 2020. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained by request to the offices of National Securities Corporation, Attn: Charles Wanyama, Syndicate, 200 Vesey St, 25th Floor, New York, NY 10281, Telephone: (212)-417-3634; Email: prospectusrequest@nationalsecurities.com; or on the SEC’s website at http://www.sec.gov.

Akerman LLP served as legal counsel to RumbleOn, and McGuireWoods LLP served as legal counsel to the underwriters.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About RumbleOn, Inc.

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the offering and the intended use of proceeds from the offering. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC, including the prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

The Blueshirt Group:
Whitney Kukulka
Investors@rumbleon.com

Source: RumbleOn, Inc.